Offer by

Each of

Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
and
Neuberger Berman Real Estate Securities Income Fund Inc.
(each, a “Fund”)

Pursuant to the Offer to Purchase
Dated September 18, 2009
_______________

September 18, 2009

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated September 18, 2009 and a related letter of transmittal for your Fund in connection with an offer by (1) Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), (2) Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of Common Stock and (3) Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, to purchase for cash up to 5% of its outstanding shares of Common Stock (which, with respect to a Fund, constitute the “Offer” and, collectively, the “Offers”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal for your Fund dated September 18, 2009 (which together, with respect to a Fund, constitute “Offer Documents”). The price to be paid for a Fund’s Common Stock is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share as determined by that Fund at the close of regular trading on the NYSE Amex on October 16, 2009, or such later date to which that Fund’s Offer is extended.

     We are the registered holder of record of Common Stock held for your account. A tender of such Common Stock can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Common Stock held by us for your account.

     We request instructions as to whether you wish us to tender all or any shares of Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

     Your attention is invited to the following:

1.	The purchase price to be paid for a Fund’s Common Stock is an amount per share, net to the seller in cash, equal to 98% of the net asset value in U.S. dollars per share as determined by that Fund as of the close of ordinary trading on the NYSE Amex on October 16, 2009, unless such date is extended. The current net asset value of the Fund will be calculated daily and may be obtained by calling Mellon Investor Services LLC, the Depositary and Information Agent, at (866) 223-8669 (toll free) between the hours of 9:00 a.m. and 6:00 p.m. New York City time, except holidays.

2.	Each Fund’s Offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on Friday, October 16, 2009, unless the Offer is extended.

3.	No Fund’s Offer is conditioned upon that Fund obtaining financing or upon any minimum number of shares of Common Stock being tendered.

4.	Upon the terms and subject to the conditions of a Fund’s Offer, that Fund will purchase all Common Stock validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase), provided that the total number of shares of Common Stock tendered does not exceed 5% or 10%, as applicable, of that Fund’s outstanding shares of Common Stock. In the event that more than 5% or 10%, as applicable, of a Fund’s outstanding shares of Common Stock is tendered, that Fund will purchase 5% or 10%, as applicable, of its outstanding shares of Common Stock on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock). Holders of Common Stock should carefully consider the economics involved when tendering shares in the event that more than 5% or 10%, as applicable, of a Fund’s outstanding shares of Common Stock is tendered and not withdrawn, and that Fund purchases the tendered shares on a pro rata basis.

5.	Any stock transfer taxes applicable to the sale of Common Stock to the applicable Fund pursuant to an Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.	No fees or commissions will be payable to any Fund in connection with the Offers. However, brokers and other nominees who tender Common Stock pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

     If you wish to have us tender all or any of your shares of Common Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Common Stock of a Fund, all such Common Stock will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer(s).

     The Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Common Stock in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     No Fund nor any Board of Directors (“Board”) is making any recommendation to any holder of Common Stock as to whether to tender or refrain from tendering Common Stock in the Offers. Each holder of Common Stock is urged to read the Offer Documents and accompanying materials carefully in evaluating the Offers. No person has been authorized to give any information or to make any representations in connection with the Offers other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or its Board.

     Payment for Common Stock purchased pursuant to an Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Common Stock into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, or the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Common Stock at the same time depending upon when confirmations of book-entry transfer of such Common Stock into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by Each of
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
and
Neuberger Berman Real Estate Securities Income Fund Inc.
(each, a “Fund”)
Pursuant to the Offer to Purchase
dated September 18, 2009

     The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated September 18, 2009, and a related letter of transmittal for the applicable Fund, in connection with the offer by: (1) Neuberger Berman California Intermediate Municipal Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”); (2) Neuberger Berman Income Opportunity Fund Inc., a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of Common Stock; and (3) Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation, to purchase for cash up to 5% of its outstanding shares of Common Stock (each an “Offer” collectively, the “Offers”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal for your Fund dated September 18, 2009.

     This will instruct you to tender the number of shares of the Common Stock as indicated below (or if no number is indicated below, all the Common Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in an Offer.

Fund Name:___________________________________
SIGN HERE
Number of shares of Common Stock
to be Tendered:
Signature(s)
____________________shares of Common
Stock*	Please type or print name(s)

Dated ________________, 2009	Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Common Stock. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
____________________

* Unless otherwise indicated, it will be assumed that all Common Stock held by us for your account is to be tendered.

J0422 09/09